Exhibit 99.3

Adapt Pharma Limited

Consolidated financial statements

Independent auditor’s report

To the shareholders of Adapt Pharma Limited

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Adapt Pharma Limited and its subsidiaries, which comprise the consolidated statements of financial position as of 31 December 2017 and 31 December 2016, and the related consolidated income statements , consolidated statements of comprehensive income, consolidated statements of changes in equity, and consolidated statements of cash flows for each of the years ended 31 December 2017, 31 December 2016 and 31 December 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Adapt Pharma Limited and its subsidiaries as of 31 December 2017 and 31 December 2016, and their consolidated financial performance and their consolidated cash flows for the years ended 31 December 2017, 31 December 2016 and 31 December 2015, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG

Dublin, Ireland

11 October 2018

Adapt Pharma Limited

Consolidated income statement

for the years ended 31 December 2017, 2016 and 2015

	Note	2017	2016	2015
		US$’000	US$’000	US$’000

Continuing operations
Revenue	4	84,445	24,817	—
Cost of sales		(29,184)	(7,947)	—

Gross profit		55,261	16,870	—

Selling, general and administrative expenses		(30,500)	(21,122)	(7,483)
Development expenses		(6,901)	(3,673)	(3,858)

Operating profit/(loss)	6	17,860	(7,925)	(11,341)

Finance income	5	1,307	183	210
Finance costs	5	(49)	(324)	(132)

Net finance income/(cost)		1,258	(141)	78

Share of loss of equity accounted investee, net of tax	7	—	(157)	(638)
Net gain in equity ownership of associate undertakings	7	—	675	—

Profit/(loss) before tax		19,118	(7,548)	(11,901)

Income tax expense	8	(1,233)	(58)	—

Net profit/(loss) for the year		17,885	(7,606)	(11,901)

Net profit/(loss) attributable to:
Equity holders of Adapt Pharma Limited		19,665	(6,301)	(11,901)
Non-controlling interest		(1,780)	(1,305)	—

Adapt Pharma Limited

Consolidated statement of other comprehensive income

for the years ended 31 December 2017, 2016 and 2015

	2017	2016	2015
	US$’000	US$’000	US$’000

Profit/(loss) for the year	17,885	(7,606)	(11,901)

Other comprehensive income/(loss):
Items that are or may be reclassified to profit or loss
Foreign currency translation differences	618	(125)	(224)

Other comprehensive income/(loss), net of tax	618	(125)	(224)

Total comprehensive income/(loss) for the year	18,503	(7,731)	(12,125)

Total comprehensive income/(loss) attributable to:
Equity holders of Adapt Pharma Limited	19,957	(6,179)	(12,125)
Non-controlling interest	(1,454)	(1,552)	—

Adapt Pharma Limited

Consolidated statement of financial position

as at 31 December 2017 and 2016

	Note	2017	2016
		US$’000	US$’000
Assets
Current assets
Inventories	9	11,824	7,039
Trade and other receivables	10	12,099	4,142
Cash and cash equivalents		92,038	83,792

Total current assets		115,961	94,973

Non-current assets
Intangible assets	11	45,329	12,964
Property, plant and equipment	12	610	592
Other assets		2,511	303

Total non-current assets		48,450	13,859

Total assets		164,411	108,832

Liabilities
Current liabilities
Trade and other payables	13	46,837	11,123
Tax payable	8	653	58
Deferred tax liabilities	8	121	—
Loans and borrowings	14	564	872
Embedded financial liabilities	14	407	281

Total current liabilities		48,582	12,334

Non-current Liabilities
Deferred tax liabilities	8	1,060	931
Loans and borrowings	14	—	251
Embedded financial liabilities	14	—	73

Total non-current liabilities		1,060	1,255

Total liabilities		49,642	13,589

Shareholders’ equity
Share capital	15	1,200	1,200
Share premium	15	96,993	111,993
Share based payment reserve	16	795	395
Foreign currency translation reserve		151	(102)
Other reserves		(750)	—
Retained earnings/(loss)		13,860	(20,805)

Total Adapt Pharma Limited shareholders’ equity		112,249	92,681
Non-controlling interest		2,520	2,562

Total shareholders’ equity		114,769	95,243

Total liabilities and shareholders’ equity		164,411	108,832

The accompanying notes form an integral part of these financial statements.

On behalf of the board

/s/ S. Mulligan	/s/ D. Brabazon	11 October 2018
Director	Director

Adapt Pharma Limited

Consolidated statement of changes in equity

for the years ended 31 December 2017, 2016 and 2015

		Attributable to owners of Adapt Pharma Limited
					Share	Foreign
					based	currency		Retained		Non-	Total
		Number of	Share	Share	payment	translation	Other	earnings/		controlling	shareholders’
	Note	shares	capital	premium	reserve	reserve	reserves	(loss)	Total	interest	equity
		‘000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

At 1 January 2017		120,025	1,200	111,993	395	(102)	—	(20,805)	92,681	2,562	95,243
Comprehensive income/(loss)
Profit/(loss) for the year		—	—	—	—	—	—	19,665	19,665	(1,780)	17,885
Other comprehensive income		—	—	—	—	292	—	—	292	326	618

Total comprehensive profit/(loss)		—	—	—	—	292	—	19,665	19,957	(1,454)	18,503

Transactions with owners of the Company
Changes in ownership interest
Acquisition of NCI without a change in control	3	—	—	—	—	(39)	(750)	—	(789)	1,388	599

Total changes in ownership interest		—	—	—	—	(39)	(750)	—	(789)	1,388	599

Contributions and distributions
Share premium reduction	15	—	—	(15,000)	—	—	—	15,000	—	—	—
Share based compensation	16	—	—	—	400	—	—	—	400	24	424

Total contributions and distributions		—	—	(15,000)	400	—	—	15,000	400	24	424

Total transactions with owners of the Company		—	—	(15,000)	400	(39)	(750)	15,000	(389)	1,412	1,023

Balance at 31 December 2017		120,025	1,200	96,993	795	151	(750)	13,860	112,249	2,520	114,769

Adapt Pharma Limited

Consolidated statement of changes in equity

		Attributable to owners of Adapt Pharma Limited
					Share	Foreign
					based	Currency		Retained		Non-	Total
		Number of	Share	Share	payment	translation	Other	earnings/		controlling	shareholders’
	Note	shares	capital	premium	reserve	reserve	reserves	(loss)	Total	interest	equity
		‘000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

At 1 January 2016		110,025	1,100	102,108	103	(224)	—	(14,504)	88,583	—	88,583
Comprehensive income/(loss)
Loss for the year		—	—	—	—			(6,301)	(6,301)	(1,305)	(7,606)
Other comprehensive income/(loss)		—	—	—	—	122	—	—	122	(247)	(125)

Total comprehensive loss		—	—	—	—	122	—	(6,301)	(6,179)	(1,552)	(7,731)

Transactions with owners of the Company
Changes in ownership interest
Acquisition of subsidiary with non-controlling interest	3	—	—	—	—	—	—	—	—	4,114	4,114

Total changes in ownership interest		—	—	—	—	—	—	—	—	4,114	4,114

Contributions
Issue of ordinary shares	15	10,000	100	9,885	—	—	—	—	9,985		9,985
Share based compensation	16	—	—	—	292	—	—	—	292	—	292

Total contributions		10,000	100	9,885	292	—	—	—	10,277	—	10,277

Total transactions with owners of the Company		10,000	100	9,885	292	—	—	—	10,277	4,114	14,391

Balance at 31 December 2016		120,025	1,200	111,993	395	(102)	—	(20,805)	92,681	2,562	95,243

Adapt Pharma Limited

Consolidated statement of changes in equity

		Attributable to owners of Adapt Pharma Limited
					Share	Foreign
					based	Currency		Retained		Non-	Total
		Number of	Share	Share	payment	translation	Other	earnings/		controlling	shareholders’
	Note	shares	capital	premium	reserve	reserve	reserves	(loss)	Total	interest	equity
		‘000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

At 1 January 2015		100,000	1,000	92,200	—	—	—	(2,603)	90,597	—	90,597
Comprehensive income/(loss)
Loss for the year		—	—	—	—			(11,901)	(11,901)	—	(11,901)
Other comprehensive income/(loss)		—	—	—	—	(224)	—	—	(224)	—	(224)

Total comprehensive loss		—	—	—	—	(224)	—	(11,901)	(12,125)	—	(12,125)

Transactions with owners of the Company
Contributions
Issue of ordinary shares	15	10,025	100	9,908	—	—	—	—	10,008	—	10,008
Share based compensation	16	—	—	—	103	—	—	—	103	—	103

Total contributions		10,025	100	9,908	103	—	—	—	10,111	—	10,111

Total transactions with owners of the Company		10,025	100	9,908	103	—	—	—	10,111	—	10,111

Balance at 31 December 2015		110,025	1,100	102,108	103	(224)	—	(14,504)	88,583	—	88,583

The accompanying notes form an integral part of these financial statements.

Adapt Pharma Limited

Consolidated statement of cash flows

for the years ended 31 December 2017, 2016 and 2015

	Note	2017	2016	2015
		US$’000	US$’000	US$’000
Cash flows from operating activities
Profit/(loss) for the year		17,885	(7,606)	(11,901)
Adjustments to reconcile profit/ loss to net cash used in operating activities:
Share based payment expense	18	424	292	103
Amortisation of intangible assets	11	1,665	564	68
Depreciation of property, plant and equipment	12	239	170	48
Finance income	5	(1,307)	(183)	(210)
Finance costs	5	4	297	121
Investor’s share of the associate’s loss, net of tax	7	—	157	—
Net gain in equity ownership of associate undertakings	7	—	(675)	638
Income tax expense	8	1,233	58	—
Changes in:
Inventory	9	(5,084)	(3,239)	(3,692)
Trade and other receivables	10	(7,825)	(3,442)	(240)
Loan receivable from associate		—	—	(1,635)
Other assets		54	(190)	(26)
Trade and other payables	13	9,820	9,069	1,307

Cash generated from operating activities		17,108	(4,728)	(15,419)

Tax paid		(416)	—	—

Net cash from/(used in) operating activities		16,692	(4,728)	(15,419)

Cash flows from investing activities
Purchase of intangible assets	11	(8,000)	(3,000)	(2,500)
Purchase of other assets		(1,162)	—	—
Purchase of property, plant and equipment	12	(211)	(360)	(291)
Acquisition of subsidiary, net of cash acquired	3	—	921	—
Interest received	5	206	183	210

Net cash used in investing activities		(9,167)	(2,256)	(2,581)

Cash flows from financing activities
Acquisition of NCI without a change in control	3	381	—	—
Repayment of shareholders’ loans	18	(399)	(450)	(450)
Net proceeds from issuance of share capital	15	—	9,985	10,008
Proceeds from the loan from NCI		—	210	—

Net cash (used in)/from financing activities		(18)	9,745	9,558

Effect of exchange rate on cash and cash equivalents		739	(143)	(121)

Net increase/(decrease) in cash and cash equivalents		8,246	2,618	(8,563)
Cash and cash equivalents at the beginning of year		83,792	81,174	89,737

Cash and cash equivalents at the end of year		92,038	83,792	81,174

The accompanying notes form an integral part of these financial statements.

Adapt Pharma Limited

Notes

forming part of the consolidated financial statements

1                       Nature of the business

Adapt Pharma Limited (the “Company”) is a company incorporated and domiciled in Ireland. The principal activity of the Company and its subsidiary undertakings (collectively “the Group”) is the research, development, acquisition/disposal, marketing and sale of pharmaceutical products and intellectual property.

In December 2014, the Group entered into a licence agreement with Opiant Pharmaceuticals Inc. (formerly known as Lightlake Therapeutics Inc.) in connection with the intellectual property rights associated with a naloxone nasal spray product. Through this licence agreement, Adapt Pharma acquired the worldwide development and commercialisation rights to this product.

In May 2015, the Group obtained a license to the Narcan® trademark.

In June 2015, the Group commenced a rolling submission of a New Drug Application (NDA) for Narcan® (naloxone hydrochloride) Nasal Spray 4mg (Narcan® Nasal Spray), a drug intended to treat opioid overdose, to the United States Food and Drug Administration (FDA).

In November 2015, the U.S. FDA approved Narcan® Nasal Spray for the emergency treatment of known or suspected opioid overdose. Narcan® Nasal Spray was commercially launched in the U.S. in February 2016.

In July 2016, following the signing of an Interim Order by the Health Minister of Canada, allowing the sale of U.S. FDA approved Narcan® Nasal Spray in Canada, Narcan® Nasal Spray was launched in Canada. In October 2016, Health Canada granted approval for Narcan® Nasal Spray in Canada.

In January 2017, the U.S. FDA approved Narcan® (naloxone hydrochloride) Nasal Spray 2mg formulation for the emergency treatment of known or suspected opioid overdose, as manifested by respiratory and/or central nervous system depression. The 2mg dose is approved for use in opioid-dependent patients expected to be at risk for severe opioid withdrawal in situations where there is a low risk for accidental or intentional opioid exposure by household contacts.

In August 2018, the Group entered into a definitive agreement for the Group to be acquired by Emergent BioSolutions Inc. The acquisition of the Group by Emergent BioSolutions Inc., is subject to customary closing conditions, including antitrust regulatory approval, and is expected to close in the fourth quarter of 2018. Total consideration payable by Emergent BioSolutions Inc for the acquisition is up to $735 million consisting of an upfront payment of $635 million and up to $100 million in cash based on achievement of certain sales milestones through 2022. The upfront payment of $635 million consists of $575 million in cash and $60 million in Emergent BioSolutions Inc’s common stock, all of which are subject to adjustments.

2                     Basis of preparation and accounting policies

Basis of preparation

The consolidated financial statements (the “financial statements”) include the financial statements of the Company and all of its subsidiary undertakings.  The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

The consolidated financial statements are presented in U.S. dollars being the functional and presentational currency of Adapt Pharma Limited. All values are rounded to the nearest thousand (US$000), except when otherwise indicated. The financial statements are prepared on the historical cost basis, except for share-based payments and embedded derivatives which are based on fair value determined at the grant date and the balance sheet date, respectively.

Adapt Pharma Limited

Notes (continued)

2                     Basis of preparation and accounting policies (continued)

Use of judgements and estimates

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which are the basis of making the judgement about carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Product sales revenue is recognised when title has transferred to the customer and the customer has assumed the risks and rewards of ownership, which is typically on delivery to the customer. Revenues from sales of products are recorded net of government rebates and rebates under managed care plans, estimated allowances for sales returns, chargebacks, prompt payment discounts and specialty distributor and wholesaler fees. Calculating certain of these items, amongst other items, involves, estimates and judgements based on sales or invoice data, contractual terms, historical utilisation rates, new information regarding changes in applicable regulations and guidelines that would impact the amount of the rebates, our expectations regarding future utilisation rates and channel inventory data amongst other factors. We review the adequacy of our provisions for sales deductions at each balance sheet date. Amounts accrued for sales deductions are adjusted when trends or significant events indicate that adjustment is appropriate and to reflect actual experience. The most significant items deducted from gross product sales where we exercise judgement are rebates, sales returns and chargebacks.

The carrying value of the intangible assets is also a key judgement in these financial statements. The carrying value of finite life intangible assets are assessed for impairment whenever there is an indication that the intangible asset may be impaired. Intangible assets with indefinite lives are assessed for impairment annually or when facts and circumstances warrant an impairment

Going concern

The directors have given careful consideration to the Group’s ability to continue as a going concern. The directors, having made enquiries, believe that the Group has adequate resources to continue in operational existence for the foreseeable future and that it is appropriate to adopt the going concern basis in preparing the Group financial statements.

New standards and interpretations

The accounting policies applied in the preparation of the consolidated financial statements have been applied consistently during the year and prior years. A number of new standards, amendments to standards and interpretations are not yet effective for the period ended 31 December 2017 and have not been applied in preparing these financial statements.  The items that may have relevance to the Group are as follows:

IFRS 15 Revenue from Contracts with Customers

IFRS 15 applies to the Groups financial statements beginning 1 January 2018. IFRS 15 establishes a comprehensive framework for determining whether, how much and when revenue is recognised. It replaced IAS 18 Revenue and related interpretations. Under IFRS 15, revenue is recognised when a customer obtains control of the goods or services. Determining the timing of the transfer of control, at a point in time or over time, requires judgement.

The Group has adopted IFRS 15 using the cumulative effect method (without practical expedients), with the effect of initially applying this standard recognised at the date of initial application (i.e. 1 January 2018). Adoption of the new standard did not have a material impact on the financial statements of the Group in 2018. For periods ending after 1 January 2018, the Group’s financial statements will include additional disclosures including i) a disaggregation of revenue by category; ii) qualitative information about revenue performance obligations; and iii) significant accounting estimates and judgements made in determining the transaction price, allocating the transaction price to performance obligations and determining when performance obligations are satisfied.

Adapt Pharma Limited

Notes (continued)

2                     Basis of preparation and accounting policies (continued)

IFRS 9 Financial Instruments

IFRS 9 applies to the Groups financial statements beginning 1 January 2018. IFRS 9 sets out requirements for recognising and measuring financial assets, financial liabilities and some contracts to buy or sell non-financial items. This standard replaces IAS 39 Financial Instruments: Recognition and Measurement.

i. Classification and measurement of financial assets and financial liabilities

IFRS 9 contains three principal classification categories for financial assets: measured at amortised cost, fair value through other comprehensive income (FVOCI) and fair value through profit or loss (FVTPL). The classification of financial assets under IFRS 9 is generally based on the business model in which a financial asset is managed and its contractual cash flow characteristics. IFRS 9 eliminates the previous IAS 39 categories of held to maturity, loans and receivables and available for sale. IFRS 9 largely retains the existing requirements in IAS 39 for the classification and measurement of financial liabilities. The adoption of IFRS 9 has not had a significant effect on the Group’s accounting policies related to financial liabilities and derivative financial instruments.

The following table sets out the original measurement categories under IAS 39 and the new measurement categories under IFRS 9 for each class of the Group’s financial assets and financial liabilities as at 1 January 2018.

	Original classification under IAS 39	New classification under IFRS 9
Financial assets

Trade and other receivables	Loans and receivable	Amortised cost
Cash and cash equivalents	Loans and receivable	Amortised cost

Financial Liabilities
Trade and other payables	Other financial liabilities	Other financial liabilities
Loans and borrowing	Other financial liabilities	Other financial liabilities
Embedded financial liabilities	FVPTL	FVPTL

ii. Impairment of financial assets

IFRS 9 replaces the ‘incurred loss’ model in IAS 39 with an ‘expected credit loss’ model. The new impairment model applies to financial assets measured at amortised cost.

For assets in the scope of the IFRS 9 impairment model, impairment losses are generally expected to increase and become more volatile. The Group has determined that the application of IFRS 9’s impairment requirements at 1 January 2018 did not result in a material additional allowance for impairment.

IFRS 16 Leases

IFRS 16 applies to the Groups financial statements beginning 1 January 2019. IFRS 16 specifies how an entity will recognise, measure, present and disclose leases. The standard provides a single lessee accounting model, requiring lessees to recognise assets and liabilities for all leases unless the lease term is 12 months or less or the underlying asset has a low value. The Group is currently assessing the impact of adoption of this new accounting standard.

Adapt Pharma Limited

Notes (continued)

2                     Basis of preparation and accounting policies (continued)

Basis of consolidation

The consolidated financial statements include the financial statements of the Company and all of its subsidiary undertakings.

Subsidiaries

Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with those used by the Group.

Non-controlling interest (“NCI”) represents the portion of the equity (or net assets) of a subsidiary not attributable, either directly or indirectly, to the Group and is presented separately in the consolidated income statements (“income statement”) and within equity in the consolidated statement of financial position (“statement of financial position”), distinguished from the Company’s shareholders’ equity.

In a business combination, NCI is measured at its proportionate share of the recognised amount of the subsidiary’s identifiable net asset at the acquisition date. NCI is allocated its share of profit or loss and its share of each component of other comprehensive income and other reserves included in equity, post-acquisition. Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealised income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Unrealised losses are eliminated in the same way as unrealised gains, but only to the extent that there is no evidence of impairment.

Associates

The Group’s interests in equity-accounted investees comprise interests in associates. Associates are those entities in which the Group has significant influence, but not control. Significant influence is the power to participate in the financial and operational policy decisions of an entity but is not control or joint control over those policies. Significant influence generally accompanies a shareholding of between 20% and 50% of voting rights.

Interests in associates are accounted for using the equity method of accounting, from the date significant influence is deemed to exist and are recognised initially at cost, which includes transaction costs.

Under the equity method of accounting, the Group’s share of the post-acquisition profits and losses of associates is recognised in the income statement and its share of post-acquisition movements in certain reserves is recognised directly in comprehensive income/loss. The cumulative post-acquisition share of profits and losses are adjusted against the cost of the investment in associates in the statement of financial position, less any impairment in value. If the Group’s share of losses exceeds the carrying amount of an associate, the carrying amount is reduced to nil and recognition of further losses is discontinued except to the extent that the Group has incurred obligations in respect of the associate.

The Group’s investment in associates includes goodwill identified on acquisition, net of any accumulated impairment loss.

Adapt Pharma Limited

Notes (continued)

2                     Basis of preparation and accounting policies (continued)

Business combinations

Business combinations are accounted for using the acquisition method when control is transferred to the Group. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value, and the amount of any non-controlling interests in the acquiree. For each business combination, the group elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Transaction costs, other than those associated with the issue of debt or equity securities, that we incur in connection with a business combination are expensed as incurred.

For acquisitions achieved in stages, the previously held equity interest in the acquiree is remeasured at its acquisition date fair value and the resulting gain or loss, if any, is recognised in the profit or loss account.

Goodwill is initially measured as the excess of the fair value of the aggregate of the consideration transferred over the fair value of the identifiable assets acquired and liabilities assumed.

Foreign currency translation

Transactions in foreign currencies are recorded at the rate of exchange prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange prevailing at the reporting date. Currency translation differences on monetary assets and liabilities are taken to the income statement.

Results of subsidiaries with non-U.S. dollar functional currencies are translated into U.S. dollar at average exchange rates for the reporting period, and the related statements of financial position are translated at the rates of exchange ruling at the reporting date. Adjustments arising on translation of the results and net assets of non-U.S. dollar associates are recognised in a separate translation reserve within equity. All other translation differences are taken to the income statement.

Goodwill arising on acquisition of a foreign associate is regarded as an asset of the foreign operation and is translated accordingly.

Revenue recognition

Revenues are recognised when there is persuasive evidence that an arrangement exists, significant risks and rewards of ownership of the goods have been transferred to the buyer, the price is fixed or determinable and collectability is reasonably assured.

Product sales, net

Product sales are recognised when title has transferred to the customer and the customer has assumed the risks and rewards of ownership, which is typically on delivery to the customer.

Revenue from sales transactions where the buyer has the right to return the product is recognised at the time of sale only if (i) the seller’s price to the buyer is substantially fixed or determinable at the date of sale, (ii) the buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product, (iii) the buyer’s obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product, (iv) the buyer acquiring the product for resale has economic substance apart from that provided by the seller, (v) the seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer, and (vi) the amount of future returns can be reasonably estimated.

Revenues from sales of products are recorded net of estimated allowances for returns, specialty distributor fees, wholesaler fees, prompt payment discounts, government rebates, chargebacks and rebates under managed care plans. Provisions for returns, specialty distributor fees, wholesaler fees, government rebates and rebates under managed care plans are included within current liabilities in our consolidated balance sheet. Provisions for chargebacks and prompt payment discounts are generally shown as a reduction in accounts receivable.

Adapt Pharma Limited

Notes (continued)

2                     Basis of preparation and accounting policies (continued)

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and accumulated impairment losses.

Internally generated intangible assets, excluding capitalised development costs, are not capitalised and expenditure is reflected in the income statement in the year in which the expenditure is incurred.

Intangible assets available for use consist primarily of purchased developed technology and intellectual property and are amortised on a straight-line basis over their estimated useful lives, which range from 8 to 10 years, and are assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life is reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortisation period or method, as appropriate, and are treated as changes in accounting estimates. The amortisation expense on intangible assets with finite lives is recognised in the income statement in the expense category consistent with the function of the intangible assets.

Intangible assets not yet ready for use comprise acquired In-Process Research & Development, or IPR&D. IPR&D is not amortised but tested for impairment on an annual basis or when facts and circumstances warrant an impairment test. Any impairment charge is recorded in profit or loss. If and when development is complete, which generally occurs when regulatory approval to market a product is obtained, the associated assets would then be amortised over their estimated useful lives.

Impairment of non-financial assets

The carrying amounts of depreciable non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. Non-depreciable intangible assets, which comprise assets not yet ready for use are tested annually for impairment and additionally if any indicators of impairment are identified.

An impairment loss is recognised when the carrying amount of an asset exceeds its recoverable amount. Impairment losses are recognised in the income statement.

The recoverable amount of assets is the greater of their fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

Adapt Pharma Limited

Notes (continued)

2                     Basis of preparation and accounting policies (continued)

Current and deferred income tax

Tax expense comprises current and deferred income tax. Tax expense is recognised in the statement of comprehensive income except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.

Current income tax

Current income tax is the expected tax payable on the taxable income for the year using tax rates and laws that have been enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred income tax

Deferred income tax is provided using the balance sheet liability method providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities at rates expected to apply in the period when the liability is settled, or the asset is recovered. A deferred tax asset is only recognised to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related income tax benefit will be realised.

Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to either comprehensive income/(loss) or shareholders’ equity, in which case the deferred tax is also recorded in either comprehensive income/(loss) or shareholders’ equity, respectively.

Deferred income tax assets and liabilities are offset if there is a legally enforceable right to offset tax liabilities and assets, and they relate to taxes levied by the same tax authority and the same taxable entity.

Cash and cash equivalents

Cash and cash equivalents comprise cash balances and call deposits with maturities of three months or less. Cash equivalents are short-term highly liquid investments with an original maturity of three months or less from the date of acquisition that are readily convertible to known amounts of cash and subject to insignificant risk of changes in value.

Research and development expenses

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is expensed as incurred.

An internally-generated intangible asset is recognised only if development costs are measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and we intend to, and have sufficient resources to, complete development and to use or sell the asset. We have determined that, to date, the regulatory, clinical or field trial risks inherent in the development of our products currently preclude us from capitalising any development costs.

Adapt Pharma Limited

Notes (continued)

2                     Basis of preparation and accounting policies (continued)

Employee benefit plans

The Group operates a number of defined contribution retirement plans. Obligations for contributions to defined contribution plans are recognised as an employee benefit expense in profit or loss in the periods during which related services are rendered by employees.

Leases

Payments made under operating leases are recognised in profit or loss on a straight-line basis over the term of the lease.

Property, plant and equipment

Items of property, plant and equipment are measured at cost less accumulated depreciation and any accumulated impairment losses. Cost includes expenditure that is directly attributable to the acquisition of the asset. Depreciation is computed using the straight-line method to allocate the cost of property, plant and equipment to their estimated residual values over their estimated useful lives as follows:

Furniture and fittings	5 years
Equipment	3 years
Computer equipment	3 years

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

Inventories

Inventories are stated at the lower of cost and net realisable value. In the case of raw materials, work in progress and finished goods, cost is calculated on a first-in, first-out basis and includes the expenditure incurred in acquiring inventories and bringing them to their existing location and condition. Net realisable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

Trade and other receivables

Trade receivables are recognised initially at fair value and then carried at amortised cost less allowance for impairment. Appropriate allowances for estimated irrecoverable amounts are recognised in the income statement when there is objective evidence that the asset is impaired.

Finance income and costs

Finance income comprises interest income on funds invested. Interest income is recognised as it accrues in the income statement, using the effective interest method.

Finance costs comprise interest expense on borrowings, and bank charges. All borrowing costs are recognised in the income statement using the effective interest method.

Ordinary shares

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares are recognised as a deduction from equity, net of any tax effects.

Ordinary declared as final dividends are recognised as a liability in the period in which they are approved by shareholders. Interim dividends are recognised as a liability when declared.

Adapt Pharma Limited

Notes (continued)

2                     Basis of preparation and accounting policies (continued)

Financial liabilities

Financial liabilities are recognised initially on the date that the Group becomes a party to the contractual provisions of the instrument. A financial liability is derecognised when the Group’s contractual obligations are discharged, cancelled or expire.

Financial liabilities comprise loans and borrowings and trade and other payables. Such financial liabilities are recognised initially at fair value less any directly attributable transaction costs.  Subsequent to initial recognition, these financial liabilities are measured at amortised cost using the effective interest method.  Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate. The effective interest rate amortisation is included in finance expense in the income statement.

Embedded derivatives

Derivatives embedded in host contracts are accounted for as separate derivatives and recorded at fair value if their economic characteristics and risks are not closely related to those of the host contracts and the host contracts are not held for trading or designated as fair value through profit and loss. These embedded derivatives are measured at fair value with changes in fair value recognised in profit or loss.

Share-based payments

Share-based payment expense for share options awarded to employees is measured and recognised based on their estimated grant date fair values. The fair value of the award is calculated using the Black-Scholes option pricing model. The value of awards expected to vest is recognised as an expense in the income statement over the requisite service periods together with a corresponding increase in equity.

Adapt Pharma Limited

Notes (continued)

3                       Business combination

In 2014, the Group through Adapt Pharma Limited invested in Avectas Limited (‘Avectas’) acquiring a 29.33% equity interest in Avectas. Avectas is an Irish incorporated company which is involved in the research and development of delivery platform technology with a focus on gene and cellular therapy. Avectas is a private entity that is not listed on any public exchange.

In October 2015, the Group entered into a loan agreement with Avectas. Under the terms of the agreement, the Group provided a euro denominated loan with an aggregate principal amount of €1.5 million to Avectas. Avectas drew down the loan in October 2015. On 18 April 2016, the loan agreement with Avectas was amended. The amended agreement increased the loan facility from the Group to Avectas from €1.5 million to €3.5 million and the repayment date was extended from October 2016 to April 2017. Avectas drew down the incremental loan of €2.0 million on 21 April 2016.

Through to April 2016, the Group’s interest in Avectas was accounted for using the equity method in the consolidated financial statements (see Note 7).

On amending the loan agreement with Avectas Limited, the Group re-assessed whether it controlled Avectas. Giving consideration to all pertinent facts including but not limited to the level of the Company’s equity interest in Avectas and the significant financial support provided by the Group to Avectas through loan facilities, it was determined that the Company controlled Avectas.

The fair value of the assets and liabilities of Avectas Limited at 18 April 2016, being the date that the Group was deemed to control Avectas Limited were included in the consolidated financial statements of the Group at that date. The results of operations of Avectas have been included in the consolidated financial statements of the Group from 18 April 2016. In 2016, the Group’s consolidated income statement included revenues of $0.5 million from the Avectas business as measured from 18 April 2016 to 31 December 2016. If Avectas operations had been consolidated with the Group’s operations from 1 January 2016, there would not have been a material impact on revenue or loss before tax for the Group in 2016. The fair values of assets acquired and liabilities assumed by the Group at 18 April 2016, are summarised below:

At 18 April 2016
US$’000

Cash and cash equivalents	921
Accounts receivable	203
Inventories	116
R&D tax credit receivable	215
Prepaid and other current assets	73
Intangible assets	8,056
Property, plant and equipment	165
Accounts payable and accrued expenses	(431)
Convertible loan	(398)
Derivative financial liability	(383)
Deferred tax liabilities	(1,007)
Loans advanced by Adapt Pharma	(1,708)

Total identifiable net assets acquired	5,822

The net assets of the business were split between the Group and the non-controlling interest at 18 April 2016 as follows:

At 18 April 2016
US$’000

Group’s interest	1,708
Non-controlling interest	4,114

Total identifiable net assets acquired	5,822

Adapt Pharma Limited

Notes (continued)

3                       Business combination (continued)

In April 2017, the Group through Adapt Pharma Limited invested a further US$2.7million (€2.5 million) in Avectas increasing its equity interest in Avectas from 29.33% to 45.24%. At the same time, non-controlling shareholders of Avectas invested a further US$0.6 million in Avectas. Of the US$0.6 million invested, US$0.4 million was raised through the issuance of shares in Avectas and US$0.2 million through the conversion of an outstanding loan into shares in Avectas. The change in the Group’s interest in Avectas in 2017 has been accounted for as an equity transaction by way of an increase of US$1.4 million to non-controlling interest within equity, representing an increase in the portion of the net assets of Avectas attributable to non-controlling shareholders.

In March 2018, Avectas Limited issued €1.6 million (US$1.9 million) convertible loan notes (“2018 Convertible Loan Notes”). The Company subscribed for €1.5 million (US$1.8 million) of the 2018 Convertible Loan Notes.

In May 2018, following the Company serving notices on Avectas Limited, all outstanding convertible loan notes were converted into 277,777 ordinary shares of Avectas Limited. The Company disposed of its entire investment in Avectas Limited by transferring its investment in Avectas to ALSHC Limited, by way of a distribution. ALSHC Limited is owned by the shareholders of the Company.

4                       Revenue

Revenue is primarily derived from the Group’s main activity and principally comprises revenue from the sale of the Group’s pharmaceutical products.

	2017	2016	2015
	US$’000	US$’000	US$’000

Sale of goods	84,445	24,817	—

5                       Finance income and expense

Finance income

	2017	2016	2015
	US$’000	US$’000	US$’000

Interest income on bank deposits	206	183	210
Foreign exchange gains	1,101	—	—

Finance income	1,307	183	210

Finance expense

	2017	2016	2015
	US$’000	US$’000	US$’000

Bank charges	45	27	11
Finance charges	4	8	—
Foreign exchange losses	—	289	121

Finance expense	49	324	132

Adapt Pharma Limited

Notes (continued)

6                       Staff numbers and costs

In 2017, 2016 and 2015, the Group employed an average of 62, 49 and 11 persons, respectively, including executive directors. At 31 December 2017 and 2016, the Group had 62 (2016: 65) employees worldwide. Of the total 62 employees at 31 December 2017, 18 (2016: 22) employees were employed by Avectas Limited and 44 (2016: 43) employed by other subsidiaries of Adapt Pharma Limited.

	2017	2016	2015
	US$’000	US$’000	US$’000
Employee benefit expense was as follows:

Wages and salaries	10,069	6,949	2,270
Social welfare costs	736	495	138
Pension costs	717	448	224
Shared based compensation expense	424	292	103
Other benefits	529	323	66

Total employee benefit expense	12,475	8,507	2,801

7                       Equity accounted investee

The Group’s interest in Avectas through to 18 April 2016 was accounted for using the equity method in the consolidated financial statements. It was determined that the Group controlled Avectas from 18 April 2016. The fair value of the assets and liabilities of Avectas Limited at 18 April 2016, being the date that the Group was deemed to control Avectas Limited were included in the consolidated financial statements of the Group at that date. The results of operations of Avectas have been included in the consolidated financial statements of the Group from 18 April 2016 (see Note 3). Movement in the equity accounted investment from 1 January 2015 to 18 April 2016 is shown below:

US$’000
At 1 January 2015	1,832
Income statement - share of loss, net of tax	(638)
Other comprehensive loss — currency translation loss	(224)

At 31 December 2015	970
Income statement - share of loss, net of tax	(157)
Other comprehensive income — currency translation gain	38

At 18 April 2016	851

On 18 April 2016, being the date the Company was deemed to control Avectas Limited, the previously held equity interest in Avectas Limited was re-measured to its fair value of US$1.71 million. The resulting gain of US$0.86 million was recognised in the profit or loss in 2016.  The cumulative foreign exchange loss of $0.18 million previously recognised in other comprehensive income was reclassified to the profit and loss.

Adapt Pharma Limited

Notes (continued)

8                       Income tax expense

In 2017, 2016 and 2015, the Group recognised the following current and deferred tax expense:

	2017	2016	2015
	US$’000	US$’000	US$’000

Current tax expense	1,112	58	—
Deferred tax expense	121	—	—

Tax expense	1,233	58	—

A reconciliation of expected tax expense of the Group and the actual income tax charge is as follows:

	2017	2016	2015
	US$’000	US$’000	US$’000

Net profit/(loss) on ordinary activities before tax	19,118	(7,548)	(11,901)

Expected tax using corporation tax rate of 12.5%	2,389	(944)	(1,488)

Effects of:
Share based compensation	53	37	13
Expenses not deductible for tax purposes	258	26	—
Temporary differences	(25)	13	15
Foreign rate differential	437	77	(1,111)
Income taxed at a higher rate of tax	51	21	26
Net gain in equity accounted investee	—	(65)	80
Exempt from income tax	(66)	—	—
Unrelieved tax losses and other deductions	367	954	2,485
Losses utilised	(2,352)	(61)	(20)

Current tax expense	1,112	58	—

Deferred tax liabilities

	Movement in deferred tax liabilities
	Intangible Assets	Property, plant and equipment	Prepaids and other assets	Total
	US$’000	US$’000	US$’000	US$’000

Balance at 1 January 2016	—	—	—	—
Avectas Acquisition (see Note 3)	1,007	—	—	1,007
Recognised in profit or loss	—	—	—	—
Recognised in OCI	(76)	—	—	(76)

Balance at 31 December 2016	931	—	—	931
Recognised in profit or loss	—	6	115	121
Recognised in OCI	129	—	—	129

Balance at 31 December 2017	1,060	6	115	1,181

Adapt Pharma Limited

Notes (continued)

8                     Income tax expense (continued)

Deferred tax assets

At 31 December 2017, deferred tax assets have not been recognised in respect of net operating loss (“NOL”) carry-forwards for Irish and U.S. tax totalling US$13.3 million (2016: US$29.0 million) because it is not probable that future taxable profits will be available against which we can utilise the benefits therefrom.

Irish Corporation Tax NOLs

At 31 December 2017, the Group had NOL carry-forwards for Irish corporation tax of US$8.7 million (2016: US$19.7 million). NOL carry-forwards comprised US$8.7 million (2016: US$5.8 million) NOLs associated with the operations of Avectas Limited. NOL carry-forwards for Irish corporation tax can be carried forward indefinitely.

U.S. Federal and State Tax NOLs

At 31 December 2017, the Group had NOL carry-forwards for U.S. federal and state tax of US$NIL (2016: $4.4 million) and US$4.6 million (2016: US$4.9 million). NOL carry-forwards for state tax will expire in 2035.

9                       Inventories

	2017	2016
	US$’000	US$’000

Raw materials	3,029	3,057
Work in progress	1,097	—
Finished goods	7,698	3,982

Inventories	11,824	7,039

10                Trade and other receivables

	2017	2016
	US$’000	US$’000

Trade receivables, net	10,504	3,048
Prepayments	1,252	880
R&D tax credit receivable	251	150
VAT receivable	76	48
Other receivables	16	16

Trade and other receivables	12,099	4,142

Adapt Pharma Limited

Notes (continued)

11                Intangible assets

	Acquired	In-process
	developed	research &
	technologies	development	Total
	US$’000	US$’000	US$’000

Cost
At 1 January 2016	3,151	—	3,151
Additions	3,000	—	3,000
Avectas acquisition (see Note 3)	—	8,056	8,056
Foreign exchange	—	(608)	(608)

At 31 December 2016	6,151	7,448	13,599
Additions	33,000	—	33,000
Foreign exchange	—	1,030	1,030

At 31 December 2017	39,151	8,478	47,629

Amortisation
At 1 January 2016	71	—	71
Charge for year	564	—	564

At 31 December 2016	635	—	635
Charge for year	1,665	—	1,665

At 31 December 2017	2,300	—	2,300

Net book value
At 31 December 2017	36,851	8,478	45,329
At 31 December 2016	5,516	7,448	12,964

Acquired developed technology

In March 2016, the Group made a milestone payment of US$2.5 million to Opiant Pharmaceuticals Inc. (“Opiant”) following the first commercial sale of Narcan® (naloxone hydrochloride) Nasal Spray in the U.S. In October 2016, Health Canada approved the Group’s naloxone nasal spray in Canada for the emergency treatment of known or suspected opioid overdose and in accordance with the licensing agreement with Opiant, the Group made a milestone payment of US $0.5 million to Opiant.

In accordance with the licensing agreement entered with Opiant Pharmaceuticals in 2014 (“Opiant Licensing Agreement), sales-based milestones become payable by the Group once net sales of Narcan® (naloxone hydrochloride) Nasal Spray exceed certain thresholds in a given calendar year. In 2017, net sales of Narcan® (naloxone hydrochloride) Nasal Spray exceeded certain sales thresholds and milestones totalling US$33.0 million became payable by the Group. Each sales-based milestone has been capitalised within intangible assets when net sales of Narcan® (naloxone hydrochloride) Nasal Spray exceeded the corresponding sales threshold. Amortisation of these milestone payments commenced in the month capitalised. Please refer to Note 13 for further details on the settlement of accrued milestone payments after 31 December 2017.

The weighted average remaining useful life of acquired developed technologies at 31 December 2017 and 2016 was 7.9 years and 8.9 years, respectively. The amortisation of licences in 2017 and 2016 has been recognised within Cost of Sales in the income statement. Royalties based on product sales, payable by the Group, are recognised as an expense in cost of sales in the profit and loss in the period in which the associated sale takes place.

Adapt Pharma Limited

Notes (continued)

11                Intangible assets (continued)

In-process research and development (IPR&D)

On 18 April 2016, it was determined that the Group through its subsidiary, Adapt Pharma Limited, controlled Avectas Limited (see Note 3). The fair value of Avectas’ IPR&D assets relating to its delivery platform technology were estimated at US$8.1 million at 18 April 2016 and included within the consolidated financial statements of the Group from that date.

12                Property, plant and equipment

	Furniture		Computer
	and fittings	Equipment	equipment	Total
	US$’000	US$’000	US$’000	US$’000

Cost
At 1 January 2016	153	74	80	307
Charge for year	7	229	124	360
Avectas Acquisition (see Note 3)	43	105	17	165
Foreign exchange	(2)	(16)	(2)	(20)

At 31 December 2016	201	392	219	812
Additions	28	89	94	211
Disposals	—	(4)	—	(4)
Foreign exchange	6	36	4	46

At 31 December 2017	235	513	317	1,065

Depreciation
At 1 January 2016	16	16	20	52
Charge for year	40	77	53	170
Foreign exchange	—	(2)	—	(2)

At 31 December 2016	56	91	73	220
Charge for year	44	107	82	233
Disposal	—	(4)	—	(4)
Foreign exchange	1	4	1	6

At 31 December 2017	101	198	156	455

Net book value
At 31 December 2017	134	315	161	610
At 31 December 2016	145	301	146	592

Adapt Pharma Limited

Notes (continued)

13                Trade and other payables

	2017	2016
	US$’000	US$’000

Trade payables	2,191	3,063
Accrued sale rebates and returns	8,467	2,774
Accrued milestones payments	25,000	—
Accrued royalties	2,976	778
Accrued PAYE and social welfare	147	175
Deferred revenues	1,489	—
Other accrued liabilities	6,567	4,333

Trade and other payables	46,837	11,123

The Opiant Licensing Agreement sets out each of the sales-based milestone amounts which become payable by the Group, once net sales of Narcan® (naloxone hydrochloride) Nasal Spray are exceeded in a calendar year. Each sales-based milestone is payable once, only upon the first achievement of such milestone. Accrued milestone payments of $25.0 million at 31 December 2017 represent the amounts payable by the Group at that balance sheet date due to net sales of Narcan® (naloxone hydrochloride) Nasal Spray exceeding certain net sales thresholds in 2017.

In February 2018, the Group entered into a licensing agreement (“2018 License Agreement”) with a third party in connection with nasal naloxone patents. Total upfront consideration in connection with the licensing agreement included US$12.5 million, which was paid upon signing.

In accordance with the Opiant Licensing Agreement, the Group can deduct 50% of the upfront payment paid to a third party in respect of nasal naloxone patents from royalties and sales-based milestones payable by the Group. Accordingly, the Group settled the accrued milestone payment liability in March 2018, by making a payment totalling $18.75 million. The $18.75 million represented $25.0 million of milestones payable at 31 December 2017 less $6.25 million, being 50% of the upfront payment made in respect of the 2018 License Agreement. Therefore, there was a $6.25 million reduction in the $25.0 million milestone payable to Opiant which was capitalised within intangible assets as at 31 December 2017.

14                Loans and borrowings

	2017	2016
	US$’000	US$’000

Current loans and borrowings
8% Convertible Preference Shares	419	262
Shareholders’ loans (note 18)	145	400
Term loan	—	210

Total current loans and borrowing	564	872

	2017	2016
	US$’000	US$’000

Non-current loans and borrowings
8% Convertible Preference Shares	—	106
Shareholders’ loans (note 18)	—	145

Total non-current loans and borrowing	—	251

Adapt Pharma Limited

Notes (continued)

14                Loans and borrowings (continued)

8% Convertible Preference Shares

The Company has a 45.24% equity interest in Avectas Limited (“Avectas”). It has been determined that the Company controls Avectas and accordingly, the liabilities of Avectas have been included in the consolidated financial statements of the Group from 18 April 2016.

Avectas had previously issued 250,000 and 100,000 Convertible Preference Shares in April 2012 and October 2013, respectively. Avectas received €0.35 million from the issuance of the Convertible Preference Shares. The Convertible Preference Shares may be redeemed in full on the 5th anniversary of the issuance of the shares. Alternatively, the holder of the Convertible Preference Shares has the option to convert the Convertible Preference Shares into a variable number of ordinary shares in the capital of Avectas in the event of a conversion event being either a qualifying investment or a listing. On 25 January 2018, all outstanding Convertible Preference Shares were converted into 35,113 ordinary shares in Avectas.

The finance charge on the 8% Convertible Preference Shares is accrued at 3% in accordance with the terms of agreement. The 3% finance charge represents the base rate which is deferred until such time as the Convertible Preference Shares are redeemed or converted. In 2017, the Group recognised a finance charge of US$0.01 million (2016: US$0.01 million, 2015: US$Nil) in respect of the Convertible Preference Shares.

The Convertible Preference Shares contain embedded derivatives that require separation under IAS 39 as their economic characteristics and risks are not deemed to be closely related to the host contract. At 31 December 2017, the fair values of the embedded derivative liabilities are estimated at US$0.4 million (2016: US$0.4 million).

Term Loan

In April 2016, Avectas Limited entered into a loan agreement with a shareholder of Avectas Limited.  Under the terms of the agreement, the shareholder advanced a euro denominated loan with an aggregate principal amount of €0.2 million to Avectas. On 21 April 2017, this loan was converted by the shareholder into 11,111 ordinary shares of Avectas Limited.

15                Share capital and premium

Share capital	2017	2016	2015
	US$’000	US$’000	US$’000

Authorised share capital
200,000,000 ordinary shares of US$0.01 each	2,000	2,000	2,000

	US$’000	US$’000	US$’000

Allotted, called up and fully paid
120,025,000 ordinary shares of US$0.01 each	1,200	1,200	1,100
(2016: 120,025,000 ordinary shares of US$0.01 each)
(2015: 110,025,000 ordinary shares of US$0.01 each)

Share premium

The share premium account comprises excess monies received in respect of share capital over the nominal value of shares issued. On 20 December 2017, the shareholders of the Company approved a reduction of US$15.0 million in the Company’s share premium account with the resulting reserve to be treated as profits available for distribution. The resolution was registered with the Companies Registration Office on 20 December 2017.

Share issuance

In 2016, the Company completed an equity fundraising. As part of that fundraising, the Company issued 10,000,000 ordinary shares of US$0.01 each and received net proceeds of US$10.0 million.

In 2015, the Company completed an equity fundraising. As part of that fundraising, the Company issued 10,025,000 ordinary shares of US$0.01 each and received net proceeds of US$10.0 million.

Adapt Pharma Limited

Notes (continued)

16                Share based payments

In 2017, 2016 and 2015, the Group recognised share based payment expense in respect of the following plans:

	2017	2016	2015
	US$’000	US$’000	US$’000

Adapt Pharma – 2015 Plan	400	292	103
Avectas – 2017 Plan	24	—	—

Share based payment expense	424	292	103

Adapt Pharma — 2015 Plan

In April 2015, the Adapt Pharma Limited Share Option Plan (the “Adapt Pharma 2015 Plan”) was established. Under the Adapt Pharma 2015 Plan, the Company grants options to purchase ordinary shares of the Company to employees of its subsidiary entities. The options are granted at fixed exercise prices equal to the estimated fair value of the Company’s shares at the grant date. Share options typically vest over a period of four or five years from the grant date. Vesting is contingent on an exit event, including share sale and as such, would ordinarily vest on closing of the acquisition of the Group by Emergent BioSolutions Inc. The options will expire 7 to 10 years from the grant date.

The following table summarises information and activity related to the share option plan:

			Weighted
			average
		Weighted	remaining
		average	contractual
	Share options	exercise price	term (years)
	(in thousands)
Outstanding at 1 January 2015	—	—	—
Granted	1,945	$1.00
Forfeited	—	—

Outstanding at 31 December 2015	1,945	$1.00	6.45
Granted	1,606	$1.00
Forfeited	(20)	$1.00

Outstanding at 31 December 2016	3,531	$1.00	7.23
Granted	240	$2.14
Forfeited	(8)	$1.00

Outstanding at 31 December 2017	3,763	$1.07	6.62

Adapt Pharma Limited

Notes (continued)

16                Share based payments (continued)

The fair value of services received in return for share options granted is measured by reference to the fair value of share options granted. The estimate of the fair value of the services received is measured based on the Black Scholes Option Pricing Model. The table below shows, for all share option grants, the weighted-average assumptions used in the Black Scholes option pricing model and the resulting weighted-average grant date fair value of share options granted in 2017:

	2017	2016	2015

Fair value at grant date	$0.92	$0.60	$0.36
Share price at grant date(1)	$2.14	$1.00	$1.00
Exercise price(2)	$2.14	$1.00	$1.00
Volatility(3)	51.1%	56.7%	42.3%
Risk free interest rates(4)	1.94%	1.59%	1.54%
Expected term (years)(5)	5 Years	8 years	5 years
Expected dividend yield(6)	—	—	—

(1)    For options granted in 2017, the share price at the grant date ranged from US$1.75 to US$3.00.

(2)    For options granted in 2017, the exercise price of those options granted ranged from US$1.75 to US$3.00.

(3)    The expected volatility is based on the volatility of similar speciality pharmaceutical companies.

(4)    The risk-free interest rate was based on US. Treasury instruments whose term was consistent with the expected term of the share option grants.

(5)    The expected term of share option grants represents the weighted-average period the awards are expected to remain outstanding.

(6)    The expected dividend yield was based on the expected dividend pay-out in the period consistent with the expected term of the share option grants.

In 2017, share-based payments expense of US$0.4 million (2016: US$0.3 million, 2015: US$0.1 million) was recognised in selling, general and administrative expense in the income statement.

Avectas — 2017 Plan

In April 2017, the Avectas Limited Share Option Plan (the “Avectas 2017 Plan”) was established.  Under the Avectas 2017 Plan, Avectas Limited grants options to purchase ordinary shares of Avectas Limited to employees of Avectas Limited. The options are granted at fixed exercise prices. Share options typically vest over a period of four or five years from the grant date. Vesting is contingent on an exit event. The options will expire 7 years from the grant date.

The following table summarises information and activity related to the share option plan:

			Weighted
			average
		Weighted	remaining
		average	contractual
	Share options	exercise price	term (years)
	(in thousands)
Outstanding at 1 January 2017	—	—	—
Granted	46	€19.27

Outstanding at 31 December 2017	46	€19.27	6.59

Adapt Pharma Limited

Notes (continued)

16                Share based payments (continued)

The fair value of services received in return for share options granted is measured by reference to the fair value of share options granted. The estimate of the fair value of the services received is measured based on the Black Scholes Option Pricing Model. The table below shows, for all share option grants, the weighted-average assumptions used in the Black Scholes option pricing model and the resulting weighted-average grant date fair value of share options granted in 2017:

2017

Fair value at grant date	€13.09
Share price at grant date	€21.00
Exercise price	€19.27
Volatility(1)	76.4%
Risk free interest rates(2)	0.08%
Expected term (years)(3)	5 Years
Expected dividend yield(4)	—

(1)         The expected volatility is based on the volatility of similar speciality pharmaceutical companies.

(2)         The risk-free interest rate was based on euro government bonds whose term was consistent with the expected term of the share option grants.

(3)         The expected term of share option grants represents the weighted-average period the awards are expected to remain outstanding.

(4)         The expected dividend yield was based on the expected dividend pay-out in the period consistent with the expected term of the share option grants.

In 2017, share-based payments expense of US$0.02 million was recognised in selling, general and administrative expense in the income statement.

17                Financial instruments and risk management

We manage our financial risk exposures on a group wide basis and seek to reduce our exposure to significant risks through a process of controlling, monitoring and reporting. Our approach to the management of these financial risks is further described for each risk area below.

Financial value hierarchy

We use the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

•                        Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities.

•                        Level 2: other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly.

•                        Level 3: techniques which use inputs that have a significant effect on the recorded fair value that are not based on observable market data.

The group recognises transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

Cash, trade and other receivables, trade payables and other current financial liabilities

The fair value of cash, trade and other receivables, trade payables and other current financial liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments.

Adapt Pharma Limited

Notes (continued)

17                Financial instruments and risk management (continued)

Interest rate risk

At 31 December 2017 and 2016, the Group had US$0.4 million and US$0.6 million of external borrowings, respectively, all of which has been advanced to Avectas Limited. There is little exposure to interest rate risk on such loan agreements as under the agreements the borrowings subject to a fixed finance charge.

The Group’s policy is to ensure that its cash is secure and held in short term fixed deposit accounts or current accounts with financial institutions. During 2017, 2016 and 2015, the Group held cash on short term deposit with financial institutions, earning interest at various variable and fixed interest rates. In 2017, the average interest earned on cash and cash equivalents held on deposit was at a rate of approximately 0.25% (2016: 0.25%, 2015: 0.25%). A significant change in the interest rate would not have a material impact on the operations of the Group.

Foreign exchange risk

At 31 December 2017 and 2016, the majority of the Group’s assets and liabilities are denominated in U.S. dollar. The Group has some exposure to transactions in foreign currencies. Transactions in foreign currencies are recorded at the exchange rate prevailing at the date of the transaction. The resulting monetary assets and liabilities are translated into the appropriate functional currency at exchange rates prevailing at the balance sheet date and the resulting gains and losses are reported in foreign currency gain/(loss) in the consolidated income statement. At 31 December 2017 and 2016, our primary exposure to foreign exchange transaction risk related to euro net monetary assets held by subsidiaries with a U.S. dollar functional currency.  At 31 December 2017, a 10% weakening in the Euro against the U.S. dollar would have reduced net profit by approximately $0.7 million (2016: increased net loss by US$0.1 million).

The functional currency of the Group’s Canadian subsidiary is the Canadian dollar and the functional currency of Avectas is the euro. Revenue and expense accounts of an entity, with a non-U.S. dollar functional currency are translated at the average exchange rate for the year. A 10% strengthening of foreign currencies to the U.S. dollar would have reduced net profit for the year ended 31 December 2017 by approximately US$0.3 million (2016: increased net loss by US$0.2 million).

Credit risk

We are subject to credit risk from our accounts receivable related to our product sales. We monitor our exposure within accounts receivable and record a reserve against uncollectible accounts receivable as necessary. We extend credit to customers in the United States and in Canada. Customer creditworthiness is monitored. As at 31 December 2017 and 2016, four customers accounted for 46% and 88% of gross accounts receivable, respectively. As at 31 December 2017 and 2016, no trade receivable balances were impaired.

Liquidity

At 31 December 2017, the Group has cash balances of US$92.0 million (2016: US$83.8 million).  The directors are satisfied that the Group has sufficient cash funds to meet its liabilities as they fall due.

18                Related party transactions

Remuneration of key management

The compensation of key management personnel in 2017, comprising of 5 individuals (2016: 5 individuals, 2015: 4 individuals)), is set out below:

	2017	2016	2015
	US$’000	US$’000	US$’000

Wages, salaries and other benefits	1,981	1,479	939
Pension costs	612	383	224
Share based compensation expense	337	254	77

Total key management renumeration	2,930	2,116	1,240

Adapt Pharma Limited

Notes (continued)

18                Related party transactions (continued)

Shareholder loans

Each of the shareholders as listed below, who are also directors of the Company, had previously advanced interest free loans to the Company. At 31 December 2017, the aggregate outstanding balance of all shareholder loans represented 0.1% (2016: 0.6%) of the net assets as at the balance sheet date. The outstanding balances on each of these loans at 31 December 2017 and 2016 were as follows:

	2017	2016
	US$’000	US$’000

Shareholder loan - Seamus Mulligan(1)	145	460
Shareholder loan - David Brabazon(2)	—	42
Shareholder loan - Eunan Maguire(2)	—	42

	145	544

(1)Monthly repayments are US$26,250 per month associated with this loan.

(2)Monthly repayment are US$5,625 per month associated with each of these loans.

Transactions with shareholders

Rental payments

In 2014, the Group entered into a lease agreement (“2014 lease agreement”) with Seamus Mulligan, a director and shareholder of the Company, to lease an office at a then current market rate for a term of 21 years.  Rentals paid on this lease amounted to US$NIL in 2017 (2016: US$72,000, 2015: US$98,000).

In September 2016, the Group terminated the 2014 lease agreement and entered into a new lease agreement (“2016 lease agreement”) with Seamus Mulligan to lease the same office at a then current market rate for a term of 10 years. In 2017, rentals paid on this lease amounted to US$192,094 (2016: US$55,000). In 2017, other costs paid in respect of the premises to Seamus Mulligan amounted to US$14,566 (2016: US$45,000).

Transactions with Avectas Limited

As at 31 December 2017 and 2016, Seamus Mulligan, Eunan Maguire and David Brabazon, all shareholders and directors of the Company, separately owned 6.4%, 5.4% and 1.6%, respectively (2016: 9.2%, 7.8% and 2.3%, respectively), of the ordinary shares of Avectas Limited. Eunan Maguire also sits on the board of directors of Avectas Limited.

19                Commitments

Operating leases

Future minimum rentals payable under non-cancellable operating leases are as follows:

	2017	2016	2015
	US$’000	US$’000	US$’000

Less than one year	402	565	158
Between one and five years	816	933	40
More than five years	765	848	—

	1,983	2,346	198

Adapt Pharma Limited

Notes (continued)

19                Commitments (continued)

Other expenditure commitments

The Group is committed to making a number of milestone payments in connection with certain licence agreements entered into with third parties. Total maximum sales based milestone payments amount to US$48 million. In 2017, sales based milestones totalling $33.0 million became payable by the Group to our licensor. Of this $33.0 million of milestones, $8.0 million were paid in 2017 and $25.0 million was paid and extinguished in early 2018. Certain amounts paid under the 2018 License Agreement were offset against these milestones. At 31 December 2017, there are potential sales based milestone totalling $15.0 million which could become payable in future periods. However, these payments are conditional on events, and the achievement of these milestones is uncertain. In addition, certain amounts may be payable under the 2018 License Agreement.

At 31 December 2017, the Group had $18.4 million of non-cancellable purchase commitments under agreements with contract manufacturers due within one year.

20              Details of group entities

A list of all subsidiary undertakings are set out below

	Country of		Ownership direct		Registered
Entity name	incorporation	Activity	At 31 Dec 2017	At 31 Dec 2016	address

Adapt Pharma Operations Limited	Ireland	Trading Entity	100%	100%	45 Fitzwilliam Square, Dublin 2,
					Ireland.

Adapt Pharma Inc.	US	Trading Entity	100%	100%	100 Matsonford Rd.
					Radnor, PA 19087,
					U.S.A.

Adapt Pharma Canada Limited	Canada	Trading Entity	100%	100%	Suite 2400, 745 Thurlow St.,
					Vancouver,
					BC V6E0C5, Canada

Avectas Limited	Ireland	Trading Entity	45.24%	29.33%	45 Fitzwilliam
					Square, Dublin 2,
					Ireland.

Avectas Inc.	U.S.	Trading Entity	45.24%	29.33%	245 First Street,
					Suite 1800
					Cambridge,
					MA 02142, USA

The ultimate parent undertaking of Adapt Pharma Limited is Nerano Pharma Limited, an entity incorporated in Ireland. Consolidated financial statements for Nerano Pharma Limited are available from the Companies Registration Office.

Adapt Pharma Limited

Notes (continued)

21              Legal matters

At various dates between September 2016 and February 2018, the Adapt Pharma Limited, Adapt Pharma Operations Limited, Adapt Pharma Inc and Opiant Pharmaceuticals Inc. received notices from Teva Pharmaceuticals USA, Inc. (Teva USA), that Teva USA had filed an Abbreviated New Drug Application (ANDA) with the FDA seeking regulatory approval to market a generic version of a 4mg naloxone hydrochloride nasal sprays before the expiration of the applicable patents. Each of the applicable patents are owned by Opiant Pharmaceuticals Inc. or jointly owned by the Group and Opiant Pharmaceuticals Inc and are listed in the FDA’s Approved Drug Products with Therapeutic Equivalents Evaluations publication commonly referred to as the “Orange Book”.  Each of the applicable patents expire in March 2035.

Subsequent to receipt of each of the notices, Adapt Pharma Limited, Adapt Pharma Operations Limited, Adapt Pharma Inc and Opiant Pharmaceuticals Inc filed complaints for patent infringement against Teva and certain of its affiliates in the United States District Court for the District of New Jersey arising from the filing of the ANDA with the FDA. In each of the complaints, Adapt Pharma Limited, Adapt Pharma Operations Limited, Adapt Pharma Inc and Opiant Pharmaceuticals Inc seek, among other reliefs, an order that the effective date of FDA approval of the ANDA be a date not earlier than the expiration of the applicable patents, as well as equitable relief enjoining Teva and certain of its affiliates from making, using, offering to sell, selling, or importing the product that is the subject of the ANDA until after the expiration of the applicable patent, and monetary relief as a result of any such infringement.

22                Subsequent events

On 28 February 2018, the Group through its wholly owned subsidiary, Adapt Pharma Operations Limited, entered into the 2018 License Agreement with a third party in connection with nasal naloxone patents. Total consideration in connection with the licensing agreement includes US$12.5 million, which was paid upon signing, additional future fixed payments, as well as contingent payments which could become payable in future periods.

On 27 March 2018, Avectas Limited issued €1.6 million (US$1.9 million) of 2018 Convertible Loan Notes. Adapt Pharma Limited subscribed for €1.5 million (US$1.8 million) of the 2018 Convertible Loan Notes. Adapt Pharma Limited had the right to convert the 2018 Convertible Loan Notes into Ordinary Shares of Avectas Limited at a fixed conversion price in the period from the issuance date to 31 December 2018. On 31 December 2018, all outstanding notes would have automatically converted into Ordinary Shares at the fixed conversion price.

In May 2018, following Adapt Pharma Limited serving notice on Avectas Limited, €3.5 million of the 2017 Convertible Loan Notes and €1.5 million of the 2018 Convertible Loan Notes were converted into 277,777 ordinary shares of Avectas Limited. Adapt Pharma Limited disposed of its entire investment in Avectas Limited by transferring its investment in Avectas to ALSHC Limited, by way of a distribution. ALSHC Limited is owned by the shareholders of the Company.

In August 2018, the Group entered into a definitive agreement for the Group to be acquired by Emergent BioSolutions Inc. The acquisition of the Group by Emergent BioSolutions Inc., is subject to customary closing conditions, including antitrust regulatory approval and is expected to close in the fourth quarter of 2018. Total consideration payable by Emergent BioSolutions Inc for the acquisition is up to $735 million consisting of an upfront payment of $635 million and up to $100 million in cash based on achievement of certain sales milestones through 2022. The upfront payment of $635 million consists of $575 million in cash and $60 million in Emergent BioSolutions Inc’s common stock, all of which are subject to adjustments.

In September 2018, Adapt Pharma Limited, Adapt Pharma Operations Limited, Adapt Pharma Inc and Opiant Pharmaceuticals Inc received notice from Perrigo UK FINCO Limited Partnership (“Perrigo”), that Perrigo had filed an ANDA with the FDA seeking regulatory approval to market a generic version of 4mg naloxone hydrochloride nasal spray before the expiration of certain patents, which patents are owned by Opiant Pharmaceuticals Inc. or jointly owned by the Group and Opiant Pharmaceuticals Inc and are listed in the FDA’s Orange Book.  Each of the applicable patents expire in March 2035. The Group and Opiant Pharmaceuticals Inc are currently evaluating Perrigo’s notice letter.

Adapt Pharma Limited

Notes (continued)

22                Subsequent events (continued)

In September 2018, the shareholders of Adapt Pharma Limited approved a reduction of US$97.0 million in the Company’s share premium account with the resulting reserve to be treated as profits available for distribution. The resolution was registered with the Companies Registration Office in September 2018.

In October 2018, a dividend totalling US$43.5 million was approved. The dividend was paid on 10 October 2018 to those ordinary shareholders who appeared on the Company’s register on that date.

23                Approval of financial statements

The board of directors approved these financial statements on 11 October 2018.